Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Zhongpin Inc.

Henan province, P.R. China

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-151136, No. 333-160058 and No. 333-171093) and Form S-8 (No. 333-156007) of Zhongpin Inc. of our reports dated March 7, 2011, relating to the consolidated financial statements and the effectiveness of Zhongpin Inc.’s internal control over financial reporting for the years ended December 31, 2010 and 2009, which appears in the Company’s Form 10-K for the year ended December 31, 2011.

/s/ BDO China Dahua CPA Co., Ltd.

Shenzhen, P.R. China

March 14, 2012

Ex. 23.2